Exhibit 8.2

Alston&Bird llp

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8680

www.alston.com

April 5, 2018

Hamilton State Bancshares, Inc.

1907 Highway 211

Hoschton, Georgia 30548

Attn: Chief Financial Officer

Re:	Tax Opinion – Agreement and Plan of Merger between Hamilton State Bancshares, Inc. and Ameris Bancorp

Ladies and Gentlemen:

We have acted as tax counsel to Hamilton State Bancshares, Inc., a Georgia corporation (“HSB”), in connection with the merger of HSB with and into Ameris Bancorp, a Georgia corporation (“ABCB”) with ABCB being the surviving entity (the “Merger”), followed immediately by the merger of HSB’s banking subsidiary, Hamilton State Bank, into ABCB’s banking subsidiary, Ameris Bank, pursuant to the Agreement and Plan of Merger dated as of January 25, 2018, by and between HSB and ABCB (the “Agreement”), and pursuant to the registration statement on Form S-4 (the “Registration Statement”), filed by ABCB with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”).

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement; the Certificates of Facts supplied by duly authorized officers of HSB and ABCB, delivered to us for purposes of this opinion (the “Certificates”); and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. If any statements contained in the Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Agreement are, and will remain, true, complete, and correct at all times, (iii) the representations made in the Certificates are, and will remain, true, complete, and correct at all times, (iv) any representations made in the Agreement or the Certificates qualified by belief, expectation, knowledge, materiality, or any similar qualification are true, correct, and complete without such qualification, and (v) any other assumption necessary for the opinion, and proper to assume. We have also assumed that the parties have complied with, and will continue to comply with, the covenants contained in the Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

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Hamilton State Bancshares, Inc.

April 5, 2018

This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of the Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities. No opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. federal income tax law. We do not express any opinion herein concerning any law other than the Federal law of the United States.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Merger, when consummated in accordance with the terms of the Agreement and Registration Statement, will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of HSB and ABCB will be a party to the reorganization. In addition, the descriptions of the law and the legal conclusions contained in the Agreement and Registration Statement are correct in all material respects, and the discussion thereunder represents an accurate summary of the U.S. federal income tax consequences of the Merger that are material to the U.S. shareholders of HSB.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of HSB and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of the subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ ALSTON & BIRD LLP